Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 10K/A, of the audit opinion dated June 20, 2022, relative to the financial statements of Sharing Services Global Corporation as of March 31, 2022, and for each of the two fiscal years in the 23-month period ended March 31, 2022.

Certified Public Accountants

Ankit Consulting Services, Inc.

Certified Public Accountants

Rancho Santa Margarita, CA

July 7. 2022